EXHIBIT 10.18
ROBBINS & MYERS, INC.
OPTION AWARD AGREEMENT
This OPTION AWARD AGREEMENT (“Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and Employee listed in Section 1.1.
     A. The Company from time to time grants to employees Options to purchase Common Shares of the Company (“Common Shares”) as Awards under the Company’s 2004 Incentive Stock Plan As Amended (the “Plan”), a copy of which has been provided to Employee and is incorporated herein by this reference;
     B. For the purpose of encouraging Employee to acquire a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the period of employment, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that an Option should be granted under the Plan to Employee; and
     C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the Plan.
NOW, THEREFORE, THE COMPANY AND EMPLOYEE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:
SECTION 1. GRANT AND EXERCISE OF OPTION.
1.1 Grant of Option.
The Company hereby grants to Employee an Option under the Plan to purchase Common Shares as follows:

Employee:
Number of Common Shares
subject to Option:
Option exercise price per share Date of Grant of Option (also referred to	$
as “Award Date”)
Plan Name: Type of Option:	2004 Stock Incentive Plan As Amended Nonqualified Stock Option
Date Option becomes exercisable:	One-Third of the shares become exercisable on the first, second, and third annual anniversary date of the Award Date.
Term of Option (“Term”):	Ten years
Expiration Date of Option:

1.2 Conditions Relating to Exercise of Option.
The Option may not be exercised after Employee’s employment with the Company has terminated except that the Option may during its Term be exercised (i) within 30 days after Employee’s employment with the Company ceases, if the cause of cessation of employment was other than retirement, disability, death or termination of employment by the Company for Gross Misconduct; (ii) within one year of cessation of employment in the case of Early Retirement; and (iii) within three years of cessation of employment in the case of Normal Retirement, death or disability. After termination of employment on account of disability, death, Early Retirement or Normal Retirement, Options may be exercised in full; in all other cases, after termination of employment, Options may be exercised only to the extent they could have been exercised on the date of the Optionee’s termination of employment. Whether authorized leave of absence or absence for military or governmental service shall constitute a termination of employment or other service shall be determined by the Committee.
1.3 Exercise of Option.
(a) Notice of Exercise. The Option may be exercised in whole or in part by written notice in the form required by the Company, together with payment of the aggregate exercise price therefor.
(b) Payment of Option Exercise Price. Payment of the exercise price may be made as follows: (i) in cash, (ii) payment in Common Shares that have been held by Employee for at least six months by actual delivery of such Common Shares to the Company or in accordance with the attestation procedure at Section 6.7 of the Plan, valued at the Fair Market Value of such shares on the date of exercise, (iii) by a delivery of a notice in the form acceptable to the Committee that Employee has placed a market sell order (or similar instruction) with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the exercise price (conditioned upon the payment of such net proceeds), or (iv) by a combination of the methods described above.
(c) Payment of Applicable Taxes.
No shares shall be delivered upon exercise of the Option until any taxes payable with respect to the exercise of the Option have been withheld by the Company or paid by Employee. Employee may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments at the time of exercise of the Option by following any of the methods of payment set forth in Section 1.3(b) for use in connection with payment of the exercise price of the Option.
(d) Change of Control. In the event of a Change of Control of the Company, the Option, to the extent it is not exercisable, shall become fully exercisable and vested on the date the Change of Control is deemed to have occurred.
SECTION 2. RESTRICTIONS ON TRANSFER

Except as provided in Section 12.2 of the Plan, the Option shall not be assigned, transferred, pledged, or otherwise encumbered by Employee, otherwise than by will or by the laws of descent and distribution, or be made subject to execution, attachment or similar process. Except as provided in Section 12.2 of the Plan, the Option shall be exercisable during Employee’s lifetime only by Employee or, if permissible under applicable law, by Employee’s guardian or legal representative.
SECTION 3. REPRESENTATIONS OF EMPLOYEE.
Employee hereby represents to the Company that Employee has read and understands the provisions of this Agreement and the Plan, and Employee acknowledges that Employee is relying solely on his or her own advisors with respect to the tax consequences of exercising an Option.
SECTION 4.  NOTICES.
All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Attention: Vice President, Human Resources

To Employee:	At the last residence address of Employee on file with the Company.
Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.
SECTION 5. DEFINITIONS.
(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 80% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Employee, Company includes any Subsidiary of the Company.
(c) “Fair Market Value” means the closing price of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.
(d) “Gross Misconduct” means engaging in any act or acts involving conduct which violates Company policy or is illegal and which results, directly or indirectly, in personal gain to the individual involved at the expense of the Company or a Subsidiary.
(e) “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option, as defined in Section 422 of the Internal Revenue Code.
SECTION 6. PLAN CONTROLLING.
The Award is subject all of the terms conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the provisions of the Plan shall control.
SECTION 7. GOVERNING LAW.
This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.
SECTION 8. SEVERABILITY.
Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

SECTION 9. STRICT CONTSTRUCTION.
No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.
IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the Award Date.
ROBBINS & MYERS, INC.

By:

Name:	Peter C. Wallace
Title:	President and Chief Executive Officer
EMPLOYEE

Name:

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